Exhibit 2.1

PURCHASE AGREEMENT

by and among

LKQ CORPORATION

and

ELIAS HAWA, SABAH HAWA AND FOUAD POUYAFAR

Dated as of December 31, 2005

PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”) is made and entered into as of December 31, 2005, by and between LKQ Corporation, a Delaware corporation (“LKQ”), and the persons listed on the signature page hereof under the heading “OWNERS” (the “Owners”).  The closing of the transactions contemplated by this Agreement is referred to herein as the “Closing.”  The Closing shall be deemed to be effective as of 11:59 P.M. on December 31, 2005.

Recitals

The Owners own all of the equity interests of Fit-Rite Body Parts, Inc. (“FRB”), and in the percentages, all as set forth on Exhibit A hereto. FRB owns all of the equity interests of Pennsylvania Collision Parts, LLC (“PCP”), B & D Automotive International, Inc. (“BDA”), Accu-Parts, LLC (“APL”), Fit-Master Body Parts, LLC (“FMB”), Bumper Parts, LLC (“BPL”), Etirtif Body Parts, LLC (“EBP”), and Quality Body Parts, Inc (“QBP”).  The Owners desire to sell the equity interests in FRB to LKQ, and LKQ desires to purchase such equity interests from the Owners, all as herein provided and on the terms and conditions hereinafter set forth. FRB, PCP, BDA, APL, FMB, BPL, EBP, and QBP are collectively referred to herein as the “Company” or the “Companies.”  Any reference in this Agreement to the “Company” shall be deemed to include each of the Companies, unless expressly stated otherwise.

Covenants

In consideration of the mutual representations, warranties and covenants and subject to the conditions contained herein, the parties hereto agree as follows:

1.             Purchase and Sale of the Interests

Each of the Owners agrees to and will sell, transfer, assign and deliver to LKQ at the Closing, and LKQ agrees to and will purchase and accept from each of the Owners, on the terms and subject to the conditions set forth in this Agreement, all of the issued and outstanding equity interests of FRB (the “Interests”).

2.             Purchase Price

2.1          Amount of the Purchase Price.  As consideration for the Interests (the “Purchase Price”), LKQ agrees, subject to the terms, conditions and limitations set forth in this Agreement:

2.1.1  to pay to or for the account of each of the Owners at the Closing the amount set forth under “Closing Cash Consideration” next to such Owner’s name on Exhibit A attached hereto, in the aggregate amount set forth on Exhibit 2.1.1 attached hereto (the “Closing Cash Consideration”); and

2.1.2 to deliver to each of the Owners a promissory note (the “Note”) in the form attached hereto as Exhibit 2.1.2, in the original principal amount set forth under “Note” next to such Owner’s name on Exhibit A attached hereto.

3.             Closing

3.1          Closing.  The Closing shall take place at such location as mutually agreed upon by the parties or through a combination of e-mail, facsimile, overnight courier and wire transfer, as soon as practicable after the satisfaction or waiver of the respective conditions of the parties set forth in Articles 7.0 and 8.0 hereof.  Throughout this Agreement, such date and time are referred to as the “Closing Date.”

3.2          Procedure at the Closing.  At the Closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all such steps shall be deemed to have occurred simultaneously):

3.2.1  The Owners shall deliver to LKQ the certificates, instruments and other documents required to be delivered by the Owners pursuant to Section 7.0.

3.2.2  LKQ shall deliver to the Owners the certificates, instruments and other documents required to be delivered by LKQ pursuant to Section 8.0.

3.2.3  The Owners shall deliver to LKQ certificates or other documentation, if any, evidencing the Interests, duly endorsed in blank or accompanied by duly executed stock or transfer powers.

3.2.4  LKQ shall pay to each of the Owners his, her or its respective Closing Cash Consideration by wire transfer.

3.2.5 LKQ shall deliver to each of the Owners his, her or its Note.

3.2.6 LKQ and the Owners shall execute and deliver a cross receipt acknowledging receipt from the other, respectively, of the Interests and the Purchase Price.

3.3          Post Closing Financial Statements.  Within 21 days after the Closing Date, the Owners shall prepare at their expense and deliver to LKQ an unaudited balance sheet (dated as of December 31, 2005) and income statement (for the period from January 1, 2005 to December 31, 2005) for the Company (separate statements for each Company), none of which will take into account the transactions contemplated by this Agreement.  The financial statements prepared pursuant to this Section shall be calculated on the same basis, and using the same accounting methods and policies, as the financial statements of the Company referred to in Section 4.4 as of and for the ten (10) months ended October 31, 2005 (subject to customary adjustments to reflect differences between income tax accounting and financial reporting) and shall demonstrate that the Company has no liabilities at the Closing except trade payables, accrued expenses, and taxes payable incurred in the ordinary course of business (each in amounts consistent with past practices) and items set forth on Exhibit 2.1.1 that are being paid at Closing as Purchase Price reductions.

4.             Representations and Warranties of the Shareholders

In order to induce LKQ to enter into this Agreement and to consummate the transactions contemplated hereunder, each of the Owners jointly and severally makes the following representations and warranties with regard to each of the Companies.

4.1          Organization, Power and Authority of the Company.  The Company is an entity duly organized and validly existing in good standing under the laws of the state of its formation with full power and authority necessary to own or lease its properties and to carry on its business as it is now being conducted.  The Company is legally qualified to transact business in each jurisdiction where it conducts business.

4.2          Equity Interests of the Company.  The authorized, issued and outstanding equity interests of the Company is set forth in Section 4.2 of the Disclosure Schedule attached hereto (the “Disclosure Schedule”).  All voting rights in the Company are vested exclusively in its equity interests, and there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the equity interests of the Company.  Section 4.2 of the Disclosure Schedule sets forth the name and address of, and number of equity interests of the Company owned by, the Owners and FRB as of the date hereof.  There are no outstanding warrants, options or rights of any kind to acquire from the Company or the Owners any equity interests of the Company or securities of any kind, and there are no preemptive rights with respect to the issuance or sale of equity interests of the Company.  The Company does not have any obligation to acquire any of its issued and outstanding equity interests or any other security issued by it from any holder thereof.

4.3          Subsidiaries.  Except as set forth in Section 4.3 of the Disclosure Schedule, the Company has no subsidiaries and no direct or indirect equity interest in any other person or entity.

4.4          Financial Statements.  Set forth in Section 4.4 of the Disclosure Schedule are the following financial statements of the Company (separate statements for each Company):

4.4.1  unaudited balance sheet at December 31, 2004 and unaudited balance sheet at October 31, 2005; and

4.4.2 unaudited statements of income and retained earnings for the twelve months ended December 31, 2004 and unaudited statements of income and retained earnings for the ten months ended October 31, 2005.

Such financial statements (including the related notes thereto), present fairly and accurately the financial position of the Company as of their respective dates and the results of operations and cash flows for the Company for the periods presented therein, and reflect all adjustments necessary for the fair presentation of results for the periods presented.  The unaudited balance sheet of the Company at October 31, 2005 is referred to herein as the “2005 Balance Sheet.”

4.5          Liabilities.  The Company has no material liabilities or obligations, either accrued, absolute, contingent or otherwise, except:  (i) to the extent reflected or taken into account in determining net worth in the 2005 Balance Sheet and not heretofore paid or discharged; (ii) to the extent clearly disclosed and specifically set forth in or incorporated by express reference in Section 4.5 of the Disclosure Schedule; and (iii) normal liabilities incurred in the ordinary course of business, consistent with prior practice, since the date of the 2005 Balance Sheet.

4.6          Tax Matters.

4.6.1  The Company has timely filed all tax returns and reports required to be filed by it, including without limitation all U.S. federal, state, local and foreign tax returns, and has paid in full all taxes and other charges which have become due.  The amounts provided in the 2005 Balance Sheet for the Company for taxes are adequate to cover all unpaid liabilities for all U.S. federal, state, local and foreign taxes and other charges which were accrued through, or applicable to the period ended, October 31, 2005 and for which the Company may be liable in its own right or as a transferee of the assets of, or successor to, any other person or entity (collectively, the “Taxes”).  There is no tax deficiency proposed or, to the best of the Company’s knowledge, threatened against the Company.  There are no material tax liens upon any property or assets of the Company.  The Company has made all payments of estimated taxes when due in amounts sufficient to avoid the imposition of any penalty.  The Owners shall be liable for all Taxes of or relating to the Company and its business, assets and operations attributable to periods (or portions thereof) ending on or prior to the Closing Date (including but not limited to any liabilities, if applicable, arising out of any tax under the New Jersey “soak up” tax on a subchapter S corporation, which tax liabilities shall not be subject to the $250,000 provision in Section 9.1.1).

4.6.2  All taxes and other assessments and levies which the Company was required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental entity or are being held by the Company for such payment, and all such withholdings and collections and all other payments due in connection therewith as of the date of the 2005 Balance Sheet are duly reflected on the 2005 Balance Sheet.

4.6.3  None of the tax returns of the Company is under audit or examination by any tax authority, and there are no outstanding agreements or waivers extending the statute of limitations applicable to any U.S. federal, state, local or foreign income tax returns of the Company for any period.

4.6.4  The Company has not consented to have the provisions of Section 341(f)(2) of the Internal Revenue Code of 1986 (the “Code”) apply, nor has the Company made any “qualified stock purchases,” as defined in Section 338 of the Code.

4.6.5  FRB has been a validly electing Subchapter S corporation for federal and state income tax purposes at all times since October 1, 1998.

4.6.6       For federal and state income tax purposes, each of PCP, APL, FMB, BPL and EBP is a disregarded entity as of the Closing.

4.7          Real Estate.

4.7.1  Section 4.7 of the Disclosure Schedule accurately and completely sets forth, with respect to every parcel of real estate owned by the Company (the “Real Estate”):  (i) the location, including address, thereof; (ii) the legal description and approximate size thereof; (iii) a brief description (including size, approximate year of completion, and function) of the principal improvements and buildings thereon, all of which are within the property, set-back and building lines; (iv) the date acquired; and (v) the nature and amount of any mortgages, tax liens or other liens thereon (including without limitation any environmental liens).

4.7.2  Section 4.7 of the Disclosure Schedule accurately and completely sets forth, with respect to every parcel of real estate leased by the Company (the “Leasehold Premises”):  (i) the lessor and lessee thereof and the date and term of the lease governing such property; (ii) the location, including address, thereof; (iii) the approximate size thereof; (iv) a brief description (including size, approximate year of completion, and function) of the principal improvements and buildings thereon, all of which are within the property, set-back and building lines of the Leasehold Premises; and (v) the nature and amount of any mortgages, tax liens or other liens thereon (including without limitation any environmental liens).  The Company has previously delivered to LKQ accurate and complete copies of each of the leases covering the Leasehold Premises, and none of such leases has been amended or modified except to the extent that such amendments or modifications are disclosed in such copies or in Section 4.7 of the Disclosure Schedule.  All of the leases covering the Leasehold Premises are in full force and effect, and the Company is not in default or breach under the terms of any such lease.  No event has occurred which with the passage of time or the giving of notice or both would cause a breach of or default under the terms of any such lease.  The Company has no knowledge of any breach or anticipated breach by the other parties to any such lease.

4.7.3  The Company has good and marketable title to each parcel of Real Estate owned by it and a valid leasehold interest in each of the Leasehold Premises, free and clear of all liens, mortgages, pledges, charges, encumbrances, assessments, restrictions, covenants and easements or title defects of any nature whatsoever, except for liens for real estate taxes not yet due and payable, security interests to be discharged at Closing upon satisfaction of the Company’s existing line of credit and such imperfections of title and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, of such properties or otherwise impair business operations in any material respect.

4.7.4  The buildings located on the Real Estate and the Leasehold Premises are each in good operating condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the current and reasonably anticipated operating needs of the Company.

4.7.5  Each parcel of the Real Estate and the Leasehold Premises:  (i) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current and reasonably anticipated normal transportation requirements of the operations conducted at such parcel; (ii) is served by water, electricity and telephone utilities, in such quantity and quality as are sufficient to satisfy the current and reasonably anticipated operating needs of the Company; and (iii) has the necessary and appropriate zoning as required by law to allow the Company to carry on its business as it is now being conducted.

4.7.6  The Company has not received any notice of: (i) any condemnation proceeding with respect to any portion of the Real Estate or the Leasehold Premises, and, to the best of the Company’s knowledge, no proceeding is contemplated by any governmental authority; or (ii) any special assessment which may affect the Real Estate or the Leasehold Premises, and, to the best of the Company’s knowledge, no such special assessment is contemplated by any governmental authority.

4.8          Title to and Condition of Assets.  The Company has good and marketable title to all of its assets (other than the Leasehold Premises covered by Section 4.7), free and clear of all liens, mortgages, pledges, encumbrances or charges of every kind, nature, and description whatsoever, except those set forth in Section 4.8 of the Disclosure Schedule and security interests to be discharged at Closing upon satisfaction of the Company’s existing line of credit.  The fixed assets of the Company are in good operating condition, normal wear and tear excepted.  Section 4.8 of the Disclosure Schedule sets forth the following information regarding the fixed assets located at each of its business locations: (i) the book value at October 31, 2005 of each of the following categories of fixed assets at such location: equipment, tools, office machinery and other fixed assets; (ii) the age of the fixed assets in each such category at such location; and (iii) the approximate value (including the amount and date of any appraisals) of the fixed assets in each such category at such location. The inventory and supplies of the Company consist of items of a quality and quantity usable and salable in the normal course of the Company’s business at values in the aggregate at least equal to the values at which such items are carried on its books.  The automotive parts listed on the Company’s computer database as inventory available for sale or in transit by the Company (a) as of October 31, 2005 were located at one of the Company’s facilities or in transit and were owned by the Company as of that date, and (b) as of the Closing Date will be located at one of the Company’s facilities or in transit and owned by the Company.  The values of obsolete or slow-moving inventory and inventory of below standard quality, if any, have been written down to the lower of cost or realizable market values or have been written off.  The value at which such inventories is carried on the 2005 Balance Sheet reflects the Company’s normal inventory valuation policies, stating inventories at the lower of cost or market.

4.9          Receivables.  The Company has previously delivered to LKQ a complete list of all receivables of the Company as of October 31, 2005 including due dates thereof, and including accounts receivable, factored accounts receivable, notes receivable and insurance proceeds receivable.  All of the receivables listed thereon or set forth or reflected in the 2005 Balance Sheet, were, as of the dates as of which the information is given therein, and as of the Closing Date all of the receivables of the Company will be, valid accounts receivable which are or will be current and collectible and which have been or will be, within 90 days after the Closing Date, collected in full except to the extent of an allowance for uncollectible receivables of 5%.

4.10        Licenses and Permits.  The Company possesses all licenses and other governmental or official approvals, permits or authorizations required to carry on its business as it is now being conducted. All such licenses, approvals, permits and authorizations are in full force and effect, the Company is in compliance with their requirements, and no proceeding is pending or, to the best of the Company’s knowledge, threatened to revoke or amend any of them.  Section 4.10 of the Disclosure Schedule contains an accurate and complete list of all such licenses, approvals, permits and authorizations.  None of such licenses, approvals, permits and authorizations are or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.11        Proprietary Rights.  The Company possesses all proprietary rights, including without limitation patents, trade secrets, technology, know-how, copyrights, trademarks, trade names, assumed or “doing business as” names, and rights to any of the foregoing, necessary to carry on the Company’s business as now being conducted without, to the best of the Company’s knowledge, conflict with valid proprietary rights of others.  Section 4.11 of the Disclosure Schedule contains an accurate and complete list of all such proprietary rights (the “Proprietary Rights”).  Except as set forth in Section 4.11 of the Disclosure Schedule, (i) the Company owns all right, title and interest in and to all of the Proprietary Rights, (ii) there have been no claims made against the Company for the assertion of the invalidity, abuse, misuse, or unenforceability of any of such rights, and there are no grounds for the same, (iii) the Company has not received any notice of conflict with the asserted rights of others within the last five years, and (iv) to the best of the Company’s knowledge, the conduct of the business of the Company has not infringed any such rights of others.

4.12        Adequacy of Assets.  The assets and properties of the Company constitute, in the aggregate, all of the property necessary for the conduct of the Company’s business in the manner in which and to the extent to which it is currently being conducted.  The Company knows of no written or oral communication, fact, event or action which exists, or has occurred within 90 days prior to the date of this Agreement, which would tend to indicate that:  any current customer of the Company which accounted for over 2% of the total consolidated net sales of the Company for the twelve months ended December 31, 2005, or any current supplier to the Company of items essential to the conduct of its business, which items cannot be replaced by the Company at comparable cost to the Company and the loss of which would have a Material Adverse Effect, will terminate its business relationship with the Company.  None of the customer accounts of the Company have been designated by the appropriate governmental authorities as a “small business set-aside” contract.  None of the Owners or any officer, director or employee of the Company, or any affiliate of any of them, has any direct or indirect interest in any customer, supplier or competitor of the Company or in any person from whom or to whom the Company leases real or personal property, or in any other person with whom the Company is doing business, except as set forth in Section 4.12 of the Disclosure Schedule.  The Company is not restricted by agreement from carrying on its business anywhere in the world.

4.13        Certain Documents and Information.  Section 4.13 of the Disclosure Schedule accurately and completely lists the following:  (i) each loan, credit agreement, guarantee, security agreement or similar document or instrument to which the Company is a party or by which it is bound and any amounts owed thereunder as of the Closing Date; (ii) each lease of personal property to which the Company is a party or by which it is bound; (iii) any other agreement, contract or commitment to which the Company is a party or by which it is bound which involves a future commitment by the Company in excess of $25,000 and which cannot be terminated without liability on 90 days or less notice; (iv) each power of attorney executed by or on behalf of the Company; (v) the name and current annual compensation of each employee of the Company whose current annual compensation is in excess of $60,000 per annum and the profit sharing, bonus or any other form of compensation (other than base compensation) paid or payable by the Company to or for the benefit of each such person for the year ending December 31, 2004 or any period thereafter, and any employment or other agreement of the Company with any of its officers or employees; (vi) the name of each of the officers and directors of the Company; and (vii) the name of each bank in which the Company has an account or safe-deposit box, the name in which the account or box is held and the names of all persons authorized to draw thereon or to have access thereto.  The Company has previously furnished LKQ with an accurate and complete copy of each such agreement, contract or commitment listed in Section

4.13 of the Disclosure Schedule.  There has not been any default in any obligation to be performed by the Company under any such instrument.

4.14        Insurance.  The Company maintains policies of insurance from insurers of recognized responsibility to insure the Company and its properties and business against such losses and risks, and in such amounts, as in the Company’s business judgment, after advice from its insurance broker, are acceptable for the nature and extent of its properties and business.  Section 4.14 of the Disclosure Schedule accurately and completely lists each policy of insurance in force with respect to the Company, its assets and properties, and each of the performance or other surety bonds maintained by the Company in the conduct of its business.  All premiums and other payments which have become due under the policies of insurance listed in Section 4.14 of the Disclosure Schedule have been paid in full, all of such policies are now in full force and effect and the Company has not received notice from any insurer, agent or broker of the cancellation of, or any increase in premium with respect to, any of such policies or bonds.  The Company has not received any notification from any insurer, agent or broker denying or disputing any claim made by any of them or denying or disputing any coverage for any such claim or the amount of any claim.  Except as set forth in Section 4.14 of the Disclosure Schedule, the Company does not have any claim against any of its insurers under any of such policies pending or anticipated, and there has been no occurrence of any kind which would give rise to any such claim.  Section 4.14 of the Disclosure Schedule sets forth the claims experience (including all open and closed claims) of the Company over the last three years, for workers’ compensation claims, general liability claims, auto liability claims, products liability claims and any other claims covered by any insurance policy the Company has ever possessed.

4.15        Litigation.  Except as set forth in Section 4.15 of the Disclosure Schedule, there are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the best of the Company’s knowledge, threatened, against or affecting the Company or any of the assets or properties of the Company and, to the best of the Company’s knowledge, there is no basis for any of the foregoing.  There are no outstanding orders, decrees or stipulations issued by any U.S. federal, state, local or foreign judicial or administrative authority in any proceeding to which the Company is or was a party.

4.16        Records.  The Company has previously furnished LKQ with copies of the Company’s organizational documents, bylaws, operating agreements or similar documents, and such copies are correct and complete in all respects.  All of the Company’s customer lists and credit records (the “Records”) are accurate and complete in all material respects and there are no material matters as to which appropriate entries have not been made therein.  A record of all actions taken by the owners and board of directors or manager of the Company and all minutes of their meetings are contained in the minute books of the Company and are accurate and complete.  The record books, stock ledgers and membership ledgers of the Company contain an accurate and complete record of all issuances, transfers and cancellations of the ownership interests of the Company.

4.17        No Material Adverse Change.  Since December 31, 2004, there have not been any changes in the business or properties of the Company, or in its financial condition, other than changes occurring in the ordinary course of business which in the aggregate have not had a Material Adverse Effect.  There is not, to the best of the Company’s knowledge, any threatened or prospective event or condition of any character whatsoever which could have a Material Adverse Effect.

4.18        Absence of Certain Acts or Events.  Except as disclosed in Section 4.18 of the Disclosure Schedule, since June 30, 2005, the Company has not:  (i) authorized or issued any of its shares of capital stock, units of membership interests or any other securities (including any held in its treasury); (ii) declared or paid any dividend or made any other distribution of or with respect to its shares of capital stock or other securities or purchased or redeemed any shares of its capital stock or other securities; (iii) paid any bonus or increased the rate of compensation of any of its employees; (iv) sold, leased, transferred or assigned any of its assets, other than in the ordinary course of business; (v) made or obligated itself to make capital expenditures aggregating more than $25,000; (vi) incurred any material obligations or liabilities (including any indebtedness) or entered into any material transaction, except for this Agreement and the transactions contemplated hereby; (vii) suffered any theft, damage, destruction or casualty loss in excess of $25,000; (viii) deferred the payment of any liabilities or accounts payable or deferred the acquisition of any inventory outside the ordinary course of business or in a manner inconsistent with past practices; or (ix) accelerated the collection of any accounts receivable outside the ordinary course of business or in a manner inconsistent with past practices.  All net cash generated by the Company (after payment of its accounts payable and expenses consistent with past practices and the dividends and bonuses disclosed in Section 4.18 of the Disclosure Schedule) between November 11, 2005 and the Closing is held in a bank account registered in the name of the Company.

4.19        Compliance with Laws.  Except as set forth in Section 4.19 of the Disclosure Schedule, the Company is in compliance with all laws, regulations and orders applicable to it, its assets, properties and business, except where the failure to comply would not have a Material Adverse Effect on the Company. The Company has not received notification of any asserted past or present failure to comply with any laws, and, to the best of the Company’s knowledge, no proceeding with respect to any such violation is contemplated.  Neither the Company nor, to the best of the Company’s knowledge, any employee of the Company, has made any payment of funds in connection with the business of the Company prohibited by law, and no funds have been set aside to be used in connection with its business for any payment prohibited by law.

4.20        Environmental Matters.

4.20.1 Definitions.  For purposes of this Agreement, the terms listed below shall mean the following:

“Above Ground Tanks” shall mean that term as defined in 40 C.F.R. § 260.10.

“Environmental Laws” means U.S. federal, state, regional, county and local administrative rules, statutes, codes, ordinances, regulations, licenses, permits, approvals, plans, authorizations, directives, rulings, injunctions, decrees, orders, judgments, and any similar items, relating to the protection of human health, safety, or the environment including without limitation:  (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) (42 U.S.C. §§ 9601 et seq.); (b) the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. §§ 9601 et seq.); (c) The Hazardous Materials Transportation Control Act of 1970 (49 U.S.C. §§ 1802 et seq.); (d) the Resource Conservation and Recovery Act of 1976, as amended by the Solid and Hazardous Waste Act Amendments (“RCRA”) (42 U.S.C. §§ 6901 et seq.); (e) the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977 (33 U.S.C. §§ 1251 et seq.) (the “Clean Water Act”); (f) the Safe Drinking Water Act (42

U.S.C. §§ 300h et seq.); (g) the Clean Air Act, as amended by the Clean Air Act Amendments of 1990 (42 U.S.C. §§ 1857 et seq.); (h) the Solid Waste Disposal Act, as amended by RCRA (42 U.S.C. § 6901 et seq.); (i) the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.); (j) the Emergency Planning and Community Right-to-Know Act of 1986 (“EPCRA”) (42 U.S.C. §§ 11001 et seq.); (k) the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”) (7 U.S.C. §§ 136 et seq.); (l) the National Environmental Policy Act of 1975 (42 U.S.C. §§ 4321 et seq.); (m) the Radon Gas and Indoor Air Quality Reserve Act (42 U.S.C. §§ 7401 et seq.); (n) the National Environmental Policy Act of 1975 (42 U.S.C. §§ 4321 et seq.); (o) the Rivers and Harbors Act of 1899 (33 U.S.C. §§ 401 et seq.); (p) the Oil Pollution Act of 1990 (33 U.S.C. §§ 1321 et seq.); (q) the Endangered Species Act of 1973, as amended (16 U.S.C. §§ 1531 et seq.); (r) the Occupational Safety and Health Act of 1970, as amended, (29 U.S.C. §§ 651 et seq.); (s) North American Free Trade Act, (t) counterparts of any of the foregoing federal statutes enacted within or outside the United States or by any other nation, any U.S. state, region, county or local government (including any subdivisions thereof); (u) any and all laws, rules, regulations, codes, ordinances, licenses, permits, approvals, plans, authorizations, directives, rulings, injunctions, decrees, orders and judgments enacted or promulgated under any of the foregoing, all as amended and as may be amended in the future, and (v) common law theories of nuisance, trespass, waste, negligence, and abnormally dangerous activities arising out of or relating to the presence of Hazardous Substances in the environment or work place.

“Governmental Authority” means (i) any government or political subdivision thereof whether domestic, national, state, county, municipal or regional or any other governmental entity; (ii) any agency or instrumentality of any such government, political subdivision or other government entity; (iii) any court, arbitral tribunal or arbitrator; and (iv) any non-governmental or quasi-governmental regulating body, to the extent that the rules, regulations or orders of such body have the force of law.

“Hazardous Substances” shall mean and be construed broadly to include any constituent, chemical, element, particle, compound, material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous substance,” “restricted hazardous waste,” “contaminant,” “toxic waste,” “toxic substance,” or “special waste” under any Environmental Law and includes, but is not limited to, petroleum, petroleum by-products (including crude oil and any fraction thereof), waste oils, any hydrocarbon based substance, asbestos, asbestos-containing materials, urea formaldehyde and polychlorinated biphenyls.

“Permit” shall mean any approval, covenant, waiver, exception, order, permit, authorization, site-specific limitation, or license of any Governmental Authority relating to any Environmental Law or the use of land or any Company operations.

“Release” shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the indoor or outdoor environment, including without limitation the abandonment or discarding of barrels, drums, containers, tanks and other receptacles containing or previously containing any hazardous substance.

“Underground Storage Tanks” shall have the meaning given it in the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.).

4.20.2.  The Company has not transported, stored, treated or disposed, nor has it allowed or arranged for any third parties to transport, store, treat or dispose of Hazardous Substances or other waste to or at any location or in a manner that has resulted or could result in a liability under any Environmental Law.  The Company has not disposed, or allowed or arranged for any third parties to dispose, of Hazardous Substances or other waste upon property owned or leased by it.

4.20.3  To the knowledge of the Owners, there has not occurred, nor is there presently occurring, a Release or threatened Release of any Hazardous Substance on, into or beneath the surface of, or adjacent to, any parcel of the Real Estate or the Leasehold Premises.

4.20.4  The Company has not transported or disposed, nor has it allowed or arranged for any third parties to transport or dispose, of any Hazardous Substance or other waste to or at a site which, pursuant to CERCLA or any similar state law, (i) has been placed on the National Priorities List or its state equivalent, or (ii) the Environmental Protection Agency or the relevant state agency has proposed or is proposing to place on the National Priorities List or its state equivalent. The Company has not received any notice, and the Company has no knowledge of any facts which could give rise to any notice, that the Company is a potentially responsible party for a U.S. federal or state environmental response action or corrective action under CERCLA, RCRA or under any other Environmental Law.  The Company has not submitted nor was it required to submit any notice pursuant to Section 103(c) of CERCLA with respect to the Real Estate or the Leasehold Premises. The Company has not received any request for information in connection with any environmental response under any Environmental Law. The Company has not undertaken (or been requested to undertake) any environmental response action at the request of any federal, state or local governmental entity, or at the request of any other person or entity, at the Real Estate or the Leasehold Premises.

4.20.5  Except as set forth in Section 4.20.5 of the Disclosure Schedule, the Company does not use, nor has it ever used, any Underground Storage Tanks or Above Ground Tanks, and there are not now nor have there ever been Underground Storage Tanks or Above Ground Tanks on the Real Estate or the Leasehold Premises.  There has been no Release from or rupture of any Underground Storage Tanks or Above Ground Tanks on the Real Estate or the Leasehold Premises.

4.20.6  There are no asbestos-containing materials in or on the Real Estate or the Leasehold Premises.

4.20.7  The Company is in compliance with all Environmental Laws governing the Real Estate or the Leasehold Premises and the operations of the Company.  The Company has obtained and maintained in effect all environmental approvals and permits necessary for operation of its business; no action to revoke or modify such approvals or permits is pending; and the Company is in compliance with such approvals and permits.  There are no laws, regulations, ordinances, licenses, permits or orders relating to environmental or worker safety matters requiring any work, remediation, corrective actions, repairs, construction or capital expenditures with respect to the assets or properties of the Company.

4.20.8  There are no conditions or circumstances at any of the Real Estate or the Leasehold Premises which pose a risk to the environment or the health or safety of any persons.

4.20.9   Section 4.20.9 of the Disclosure Schedule identifies (i) all environmental audits, assessments or occupational health studies relating to the assets, Real Estate, Leasehold Premises, properties or business of the Company undertaken by a Governmental Authority or the Company or any of their agents; (ii) the results of any groundwater, soil, air or asbestos monitoring undertaken with respect to the Real Estate or the Leasehold Premises; (iii) all written communications, including without limitation warning notices, notices of violation, requests for information, complaints, demands, judgments, orders, consent orders or decrees between the Company and any federal, state or local environmental agencies or any person or entity within the applicable statutory limitations period; and (iv) all citations, penalties, orders, judgments, and decrees issued to the Company within the past ten years under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.); provided, that any disclosure pursuant to this Section 4.20.9 in the Disclosure Schedule shall not limit or otherwise affect the representations and warranties set forth elsewhere in Section 4.20 or other Sections of this Agreement.

4.21        Labor Relations.  Except as set forth in Section 4.21 of the Disclosure Schedule, the Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and to the best of the Company’s knowledge, there has been no effort by any labor union to organize any employees of the Company into one or more collective bargaining units at any time during the five (5) year period immediately preceding the date of this Agreement.  There is not pending or, to the best of the Company’s knowledge, threatened any labor dispute, strike or work stoppage which affects or which may affect the business of the Company or which may interfere with its continued operation.  Neither the Company nor, to the best of the Company’s knowledge, any agent, representative or employee of the Company has committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is not now pending or, to the best of the Company’s knowledge, threatened any charge or complaint against the Company by or with the National Labor Relations Board or any representative thereof.  There has been no strike, walkout or work stoppage involving any of the employees of the Company during the five-year period prior to the date hereof.  Except as set forth in Section 4.21 of the Disclosure Schedule, the Company is not aware that any executive or key employee or group of employees has any plans to terminate his, her or their employment with the Company.

4.22        Employee Benefits.

4.22.1  None of the Company, nor any corporation or business which is now or at the relevant time was a member of a controlled group of corporations or trades or businesses including the Company, within the meaning of Section 414 of the Code, maintains or contributes to, or at any time since January 1, 1994 maintained or contributed to:  (i) any non-qualified deferred compensation or retirement plans or arrangements; (ii) any qualified defined contribution retirement plans or arrangements;

(iii) any qualified defined benefit pension plan; (iv) any other plan, program, agreement or arrangement under which former employees of the Company or their beneficiaries are entitled, or current employees of the Company will be entitled following termination of employment, to medical, health, life insurance or other benefits other than pursuant to benefit continuation rights granted by state or federal law; or (v) any other employee benefit, health, welfare, medical, disability, life insurance, stock, stock purchase or stock option plan, program, agreement, arrangement or policy, except in each case as described in Section 4.22 of the Disclosure Schedule.  The plans described in Section 4.22 of the Disclosure Schedule are referred to herein as the “Plans.”

4.22.2  The administration of the Plans complies in all respects with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Plans meet any applicable requirements for favorable tax treatment under the Code in both form and operation.  All of the Plans which constitute employee pension benefit plans or employee welfare plans subject to ERISA and the trusts or other funding vehicles related to the Plans have been maintained in compliance in both form and operation with the requirements of ERISA including, but not limited to, the preparation and filing of all required reports with respect to the Plans, the submission of such reports to the appropriate governmental authorities, the timely preparation and distribution of all required employee communications (including without limitation any notice of plan amendment which is required prior to the effectiveness of such amendments), the proper and timely purchase and maintenance of required surety bonds and the proper and timely disposition of all benefit claims.  The costs of administering the Plans, including fees for the trustee and other service providers that are customarily paid by the Company, have been paid or will be paid prior to the Closing Date or are reflected in the 2005 Balance Sheet.  There have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code with respect to any of the Plans or any parties in interest or disqualified persons with respect to the Plans or any reduction or curtailment of accrued benefits with respect to any of the Plans.  There are no pending or threatened claims, lawsuits, or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans.

4.22.3  All required contributions for all Plan years ending prior to the Closing Date have been made and adequate accruals for contributions with respect to all current Plan years are reflected in the 2005 Balance Sheet.  The cost of providing all retirement and post-termination benefits has been properly accrued and is reflected in the 2005 Balance Sheet in accordance with GAAP, including Statements of Financial Accounting Standards 87, 106 and 112.  The net fair market value of all assets of each Plan exceeds the actuarial present value of the accumulated benefits under such Plan, both vested and non-vested, as determined on the basis of the actuarial methods and assumptions used for purposes of the most recent actuarial report for such Plan.  If any of the Plans is a multi-employer plan as defined in Section 3(37) of ERISA, the Company would not be liable for any withdrawal liability under Subtitle E of Title IV of ERISA if a complete withdrawal occurred immediately prior to the Closing Date.  The Company has no plans, programs, agreements or arrangements, and has not made any other commitments to its employees, former employees or their beneficiaries, under which it has any obligation to provide any retiree or other employee benefit payments which are not adequately funded through a trust or other funding arrangement.

4.22.4  The Company has furnished LKQ with true and complete copies of:  (i) the Plans and any related trusts or funding vehicles, policies or contracts and the related summary plan descriptions with respect to each Plan; (ii) the most recent determination letters received from the Internal Revenue Service regarding the plans and copies of any pending applications, filings or notices with respect to any of the Plans with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the Department of Labor or any other governmental agency; (iii) the latest financial statements and annual reports for each of the Plans and related trusts or funding vehicles, policies or contracts as of the end of the most recent plan year with respect to which the filing date for such information has passed; (iv) the reports of the most recent actuarial valuations of the Plans; (v) copies of all corporate resolutions or other documents pertaining to the adoption of the Plans or any amendments thereto or to the appointment of any fiduciaries thereunder and copies of any investment management agreement thereunder and of any fiduciary insurance policies, surety bonds, rules, regulations or policies of the trustees or of any committee thereunder; and (vi) copies of any communications or notices provided to employees or plan participants with respect to the Plans along with information concerning the date and extent of distribution of such communications.

4.22.5     Prior to the date of this Agreement, (i) the Owners have caused FRB to   adopt a resolution approving the discontinuation of FRB’s 401(k) plan and BDA’s IRA plan, vesting in full all participants in the plans, and allowing participants to rollover their account balances to LKQ’s 401(k) plan, and (ii) the Owners shall have caused such discontinuation.

4.23        Warranties.  No product manufactured, sold, leased, or delivered by the Company, or work performed by it, is subject to any guaranty, warranty, or other indemnity, except as described in Section 4.23 of the Disclosure Schedule.  Each product manufactured, sold, leased, or delivered by the Company, and all work performed by it, has been in conformity with all applicable contractual commitments and all express and implied warranties, and is free from defects.  No product manufactured, sold, leased, or delivered by the Company shall be returned for refund except to the extent of an allowance for returns of an amount equal to 2.5% of the total sales of the Company over the 90 day period ending on the Closing Date.

4.24        Product Liability.  The Company has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by it, or as a result of any work performed by it.

4.25        Accuracy of Information.  No representation, statement or information made or furnished by the Company or the Owners in this Agreement or the Disclosure Schedule contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading.

4.26        Investment Bankers’ and Brokers’ Fees.  The Company does not have any obligation to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.27        Binding Obligation.  This Agreement has been duly executed and delivered by the Owners and is a valid and binding obligation of the Owners, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by the Owners nor the consummation by them of the transactions and performance by them of the agreements contemplated hereby will:  (i) conflict with or violate any provision of the organizational documents, bylaws, operating agreements or similar documents of the Company, or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against the Owners or the Company or the assets or properties of the Company; or (ii) result in any breach of or default under or create in any party the right to accelerate, terminate, modify or cancel, any mortgage, contract, indenture, will, trust or other instrument which is either binding upon or enforceable against the Owners, the Company or the assets and properties of the Company.  No permit, consent, approval or authorization of, or declaration to or filing by the Owners or the Company with, any regulatory or other government authority is required in connection with the execution and delivery of this Agreement by the Owners and the consummation by the Owners of the transactions and performance by them of the agreements contemplated hereby.

4.28        Status of the Interests.  The Owners are the lawful owners of all of their respective Interests, and the Owners have valid marketable title thereto, free and clear of all liens, pledges, encumbrances, restrictions on transfer, claims and equities of every kind. Except for this Agreement, there are no outstanding warrants, options or rights of any kind to acquire from the Owners any of their respective Interests.

5.             Representations and Warranties of LKQ

In order to induce the Owners to enter into this Agreement and to consummate the transactions contemplated hereunder, LKQ makes the following representations and warranties:

5.1          Organization, Power and Authority of LKQ.  LKQ is a corporation duly organized and validly existing under the laws of the State of Delaware.  LKQ has full corporate power and authority to enter into this Agreement and to carry out the transactions and agreements contemplated hereby.

5.2          Due Authorization; Binding Obligation; Noncontravention.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of LKQ.  This Agreement has been duly executed and delivered by LKQ and is a valid and binding obligation of LKQ, enforceable in accordance with its terms.  Neither the execution and delivery of this Agreement by LKQ nor the consummation of the transactions contemplated hereby will:  (i) conflict with or violate any provision of the certificate of incorporation or bylaws of LKQ or of any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against it; or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against it.  No permit, consent, approval or authorization of, or declaration to or filing with, any regulatory or other governmental authority is required in connection with the execution and delivery of this Agreement by LKQ or the consummation of the transactions contemplated hereby.

5.3          Investment Bankers’ and Brokers’ Fees.  LKQ has no obligation to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.

5.4          Company Financial Statements.  The financial statements of the Company are not required to be audited in order for LKQ to satisfy its reporting obligations under the Securities Exchange Act of 1934, as amended, or any other law, rule or regulation applicable to LKQ.

6.             [INTENTIONALLY OMITTED]

7.             Conditions to the Obligations of LKQ

The obligation of LKQ to purchase the Interests shall be subject to the fulfillment (or waiver by LKQ) at or prior to the Closing Date of each of the following conditions:

7.1          Opinion of Counsel.  LKQ shall have received an opinion dated the Closing Date from Greenbaum, Rowe, Smith & Davis, LLP, counsel for the Owners and the Company, in form and substance as set forth in Exhibit 7.1.

7.2          Receipt of Necessary Consents.  All necessary consents or approvals of third parties to any of the transactions contemplated hereby shall have been obtained.

7.3          No Restraint.  No court or governmental regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action which prohibits the consummation of the transactions contemplated by this Agreement, and each party agrees to use all reasonable efforts to remove any such prohibition on the consummation of the transactions contemplated by this Agreement.

7.4          No Adverse Litigation.  There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Interests to LKQ or any other transaction contemplated hereby, and which, in LKQ’s judgment, makes it inadvisable to proceed with the purchase of the Interests.

7.5          Releases.  Each of the Company’s directors and officers and Wayne Gostyla shall have delivered to the Company and LKQ a release and waiver of any claim that he or she may have against the Company and its affiliates.

7.6          Due Diligence.  LKQ shall have completed its due diligence investigation of the Company, and the results of such investigation shall be satisfactory to LKQ in LKQ’s sole discretion.

7.7          Leases.  55 Sheperds Realty LLC shall have entered into a landlord consent, estoppel certificate and lease amendment with FRB, in form and substance as set forth in Exhibit 7.7 (the “Lease Amendment”).

7.8          Corporate Documents.  The Owners shall have delivered to LKQ: (a) a copy of the organizational documents of the Company, as amended to date, certified by the Secretary of

State of its state of formation as true, complete and correct; and (b) a certified copy of a certificate from the appropriate Secretary of State evidencing that the Company is in good standing under the laws of the state of its formation.  The Secretary of the Company shall have delivered to LKQ a copy of the bylaws or operating agreement, as applicable, of the Company, as amended to date, certified by such secretary as true, complete and correct.  Each of the directors, officers and manager, as applicable, of the Company shall have delivered to LKQ a resignation in a form acceptable to LKQ.

7.9          Acquisition of Companies.  FRB shall have acquired all of the outstanding capital stock or limited liability company interests of each Company other than FRB for the amounts indicated on Exhibit 2.1.1 and the sellers thereof shall have entered into covenants not to compete in form and substance acceptable to LKQ.

8.             Conditions to Obligations of the Shareholders

The obligation of the Owners to sell the Interests shall be subject to the fulfillment (or waiver by the Shareholders) at or prior to the Closing Date of each of the following conditions:

8.1          Receipt of Necessary Consents.  All necessary consents or approvals of third parties to any of the transactions contemplated hereby shall have been obtained.

8.2          No Restraint.  No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action which prohibits the consummation of the transactions contemplated by this Agreement, and each party agrees to use all reasonable efforts to remove any such prohibition on the consummation of the transactions contemplated by this Agreement.

8.3          No Adverse Litigation.  There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Interests to LKQ or any other transaction contemplated hereby, and which in the Owners’ judgment, makes it inadvisable to proceed with the sale of the Interests to LKQ.

8.4          Corporate Action.  LKQ shall have taken all corporate action necessary to effect the purchase of the Interests, and shall have furnished the Owners with certified copies of resolutions duly adopted by its board of directors (or a committee thereof), in form and substance satisfactory to counsel for the Owners, in connection with the foregoing.

8.5          Contingent Payment Agreements.  The Company shall have entered into the First Contingent Payment Agreement, in form and substance as set forth in Exhibit 8.5(a), and the Second Contingent Payment Agreement, in form and substance as set forth in Exhibit 8.5(b).

8.6          Lease.  FRB shall have entered into the Lease Amendment.

9.                                      Indemnification

9.1          Indemnification by the Shareholders. Subject to the terms and conditions of this Section, each of the Owners hereby, severally and jointly, agrees to indemnify, defend and hold harmless LKQ and its affiliates from, against, for, and in respect of any and all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees and expenses) (collectively, “Damages”) incurred or suffered by any of them by reason of, resulting from, based upon or arising out of (i) any inaccuracy, untruth, or incompleteness of any representation or warranty of the Owners contained in or made pursuant to this Agreement or in any certificate, schedule or exhibit furnished by the Owners in connection herewith, (ii) any breach or partial breach of any covenant or agreement made by the Owners in this Agreement, or (iii) any claim relating to any Environmental Law and based upon the actions or inactions of the Company or the Owners prior to the Closing Date, including matters disclosed in the Disclosure Schedule. The right of LKQ to be indemnified from and after the Closing Date shall be subject to each of the following principles or qualifications:

9.1.1  LKQ shall be entitled to recover Damages arising out of the inaccuracy or untruth of any representation or warranty of the Owners only if the aggregate amount of all such Damages exceeds $250,000, but shall then be entitled to recover all such Damages, including such $250,000 amount, provided that LKQ shall not be entitled to recover Damages exceeding, in the aggregate, the Purchase Price; and provided further that such maximum aggregate limitation on recoverable Damages shall not apply to any claim based upon a breach of the representations and warranties made in Article 4 resulting from fraud.

9.1.2  Except as otherwise provided in Section 9.1.3, each of the representations and warranties made by the Owners in this Agreement or pursuant hereto shall survive until the second anniversary of the Closing Date.  No claim for the recovery of Damages based upon the inaccuracy or untruth of such representations and warranties may be asserted after such representations and warranties shall be thus extinguished pursuant to this Section 9.1.2 or Section 9.1.3; provided, however, that claims first asserted in writing within the applicable period (whether or not the amount of any such claim has become ascertainable within such period) shall not thereafter be barred.

9.1.3  Notwithstanding the foregoing provisions of Section 9.1.2: (i) the representations and warranties in Sections 4.1, 4.2, 4.27 and 4.28 shall survive forever; (ii) the representations and warranties made in Section 4.6 shall in each case survive until the first anniversary of the later of (A) the date on which the applicable period of limitation on assessment or refund of tax has expired, or (B) the date on which the applicable tax year (or portion thereof) has been closed; and (iii) the representations and warranties made in Sections 4.19 and 4.20 shall survive until the sixtieth day following the expiration of the applicable statute of limitations.

9.1.4  Such indemnification obligation of the Owners shall be secured by the right, but not the obligation, of LKQ to set-off against amounts payable to the Owners under the Notes, provided that notice of a potential claim for Damages is delivered by LKQ to the Owners prior to the second anniversary of the Closing.  Upon notice to the Owners specifying in reasonable detail the basis for such set-off, LKQ may set-off any amount to which it may be entitled under this Section 9.1 against all amounts payable to the Owners under the Notes.  The exercise of such right of set-off by LKQ will not constitute an event of default under this Agreement or the Notes.   Except to the extent it is exercised, such right of set-off shall not limit or otherwise affect the obligation of the Owners to satisfy any indemnification obligation under this Section 9.1 directly.  Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit LKQ in any manner in the enforcement of any other remedies that may be available to it.

9.2          Indemnification by LKQ. Subject to the terms and conditions of this Section, LKQ does hereby agree, from and after the Closing Date, to indemnify, defend, and hold harmless the Owners and their affiliates from, against, for, and in respect of any and all Damages incurred or suffered by any of them by reason of, resulting from, based upon, or arising out of:  (i) any inaccuracy, untruth, or incompleteness of any representation or warranty of LKQ contained in or made pursuant to this Agreement or in any certificate, schedule or exhibit furnished by LKQ in connection herewith; (ii) any breach or partial breach of any covenant or agreement of LKQ made in this Agreement, or (iii) any claim relating to any Environmental Law and based upon the actions or inactions of LKQ or the Company after the Closing Date.  The right of the Owners to be indemnified from and after the Closing Date shall be subject to each of the following principles or qualifications:

9.2.1  The Owners shall be entitled to recover Damages arising out of the inaccuracy of any representation or warranty of LKQ only if the aggregate amount of all such Damages exceeds $250,000, but shall then be entitled to recover all such Damages, including such $250,000 amount, provided that the Owners shall not be entitled to recover Damages exceeding, in the aggregate, the Purchase Price; and provided further that such maximum aggregate limitation on recoverable Damages shall not apply to any claim based upon a breach of the representations and warranties made in Article 5 resulting from fraud.

9.2.2  Each of the representations and warranties made by LKQ in this Agreement or pursuant hereto shall survive until the second anniversary of the Closing Date except that the representations and warranties made in Sections 5.1 and 5.2 shall survive forever, subject to applicable statutes of limitation.  No claim for the recovery of Damages based upon the inaccuracy of such representations and warranties may be asserted after such representations and warranties shall be thus extinguished pursuant to this Section 9.2.2; provided, however, that claims first asserted in writing within the applicable period (whether or not the amount of any such claim has become ascertainable within such period) shall not thereafter be barred.

10.                       Certain Additional Agreements

10.1        Restrictive Covenants.

10.1.1  In order to assure that LKQ will realize the value and goodwill inherent in the Company, each of the Owners agrees with LKQ that he shall not, and none of his affiliates shall, directly or indirectly, either for himself or for any other person for a period of five years following the Closing Date: (i) engage in, represent, furnish consulting services to, be employed by or have any interest in (whether as a lender, owner, principal, director, officer, partner, agent, consultant, shareholder, member or otherwise) any business which would be competitive with any business conducted by the Company anywhere within a one hundred (100) mile radius of the location of any of the facilities of the Company in Totowa, New Jersey; Monroe, Connecticut; Long Island City, New York; Clifton, New York; Zelienople, Pennsylvania; Cresson, Pennsylvania; or Cherry Hill, New Jersey; provided, however, that the Owners may acquire and hold an aggregate of up to two percent of the outstanding Interests of any corporation engaged in any such business if such Interests are publicly traded in an established securities market; (ii) induce any customer of LKQ or its subsidiaries to patronize any such competitive business or otherwise request or advise any such customer to withdraw, curtail or cancel any of its business with LKQ or its subsidiaries; or (iii) solicit for employment, or assist any other person in soliciting for employment, any person employed by any of LKQ or its subsidiaries.

10.1.2  If any provision of this Section 10.1, as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision or any other part of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.  If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form such provision shall then be enforceable.  Upon breach of any provision of this Section 10.1, LKQ shall be entitled to injunctive relief, since the remedy at law would be inadequate and insufficient.  In addition, LKQ shall be entitled to such Damages as it can show it has sustained by reason of such breach.

10.2                       Tax Matters

10.2.1     The Owners shall prepare and file the following final federal and state tax returns for the period ending on the Closing Date:  (i) subchapter S corporation tax returns for FRB, (ii) partnership returns for PCP, APL, FMB, BPL and EBP, and (iii) corporate tax returns for BDA and QBP.  All such returns shall be prepared consistently with the allocation of the purchase price set forth in Exhibit 10.2 to this Agreement.  The Owners shall cause the drafts of each such return to be prepared and delivered to LKQ not less than 30 days prior to the earlier of its due date (including any extensions approved by LKQ and the Internal Revenue Service) or the date it is filed and to consult with LKQ about the items shown on such return.  The Owners shall be responsible for the payment of any and all taxes shown on such returns.

10.2.2     The Owners shall have the right to defend on behalf of the Company, and shall pay all professional fees and expenses incurred in connection with, any audit, administrative appeal, dispute or other claim (collectively, an “Audit”) by federal or state tax authorities with respect to such tax returns; provided, however, that the Owners shall not file on behalf of the Company any amended tax return or claim for refund for any period without the prior written consent of LKQ, which shall not be unreasonably withheld.  If any such Audit results in an additional tax liability to the Company, the Owners shall be responsible for the payment of the liability, together with any interest or penalties. The Owners shall provide LKQ, promptly upon receipt thereof, copies of any information, correspondence, protests, notices, decisions or any related information provided to or received from any taxing authority with respect to such Audit and shall afford to LKQ the opportunity from time to time to discuss the progress of the Audit with the tax professionals retained by the Owners in connection with the Audit.

10.2.3     With respect to the acquisition of the shares of FRB by LKQ, the Owners and LKQ shall jointly make a timely election provided for by Section 338(h)(10) of the Code and the applicable United States Treasury regulations (and any comparable election under state or local laws).  The Owners and LKQ agree to execute at Closing (or, if requested by LKQ, as soon as reasonably possible thereafter) any and all forms necessary to effectuate the Section 338(h)(10) election (including, but not limited to, IRS Forms 8023 and 8883 and any similar forms under applicable state or local law). The purchase price allocation for the purchase of such shares of common stock as shown on Exhibit 10.2 shall be reported on the Forms 8023 and 8883 that will be included in the Section 338(h)(10) Forms.  The Owners and LKQ shall report and cause the Company to report the acquisition by LKQ of their shares of common stock pursuant to this Agreement consistent with the Section 338(h)(10) election and such purchase price allocation and shall take no position contrary thereto or inconsistent therewith on any income, transfer or gains tax return before any governmental body charged with the collection of any tax or in any judicial proceeding, without the written consent of the other in each instance.  If any U.S. federal, state, local, or foreign taxing authority challenges the election or the allocation of the purchase price, the party receiving notice of such challenge shall give the other party hereto prompt written notice of such challenge, and the parties shall cooperate in good faith in responding to it in order to preserve the effectiveness of the election and the allocation.

10.2.4     LKQ and the Owners shall each bear their own expenses and professional fees in connection with the matters described in this Section 10.2.  Each of LKQ and the Owners agree to provide access to any books and records of the Company or any subsidiary thereof in its or their respective possession to the extent necessary for the preparation of any tax returns and through the expiration of applicable statutes of limitation and the completion of any audits or litigation relating to taxes.

10.3        Retirement Plan.   In connection with the discontinuation of FRB’s 401(k) plan and BDA’s IRA plan, the Owners shall pay any outstanding fees to service providers, shall notify such service providers that the plans have been discontinued, and shall file the final Forms 5500 when due, if applicable.

11.          Miscellaneous

11.1        Amendment and Modification.  The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

11.2        Expenses.  Except as otherwise specifically provided in this Agreement, the parties agree that whether or not the sale of the Interests is consummated, LKQ will pay and bear all of the expenses incurred by it, and the Owners will bear all of the expenses incurred by the Company and the Owners in connection with the acquisition contemplated by this Agreement and in connection with the acquisition by FRB of PCP, BDA, APL, FMB, and BPL, including but not limited to legal, tax, and accounting related expenses.

11.3        Certain Definitions.  For purposes of this Agreement:

11.3.1  An “affiliate” means with respect to any person, another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

11.3.2  The “knowledge” of a party shall include anything which the officers, owners, managers, or directors of such party or any of its subsidiaries actually know or, in the non-negligent performance of their regular duties or in their capacities as such officers, Owners or directors reasonably should know.

 11.3.3  ”Material Adverse Effect” means, when used in connection with LKQ or any of the Companies, any effect that either individually, or in the aggregate with all other such effects relating to the same occurrence, factual circumstance or situation, is materially adverse to the business, assets, properties, condition (financial or otherwise), results of operations or business prospects of such party and its subsidiaries taken as a whole.

11.3.4  A “person” shall include an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity.

11.3.5  A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

11.4        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.

11.5        Entire Agreement.  This instrument, the exhibits attached hereto, the Disclosure Schedule, and any other written agreements executed by the parties hereto on the Closing Date contain the entire agreement of the parties hereto with respect to the sale of the Interests and the other transactions contemplated herein, and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof.  Any reference herein to this Agreement shall be deemed to include the exhibits attached hereto and the Disclosure Schedule.

11.6        Headings.  The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11.7        Execution in Counterpart.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

11.8        Notices.  Any notice, request, information or other document to be given hereunder shall be in writing.  Any notice, request, information or other document shall be deemed duly given four business days after it is sent by registered or certified mail, postage prepaid, to the intended recipient, addressed as follows:

If to the Owners:

Elias Hawa

51 Harvard Road

Manhasset, New York 11030

Fouad Pouyafer

5 Colt Place

Old Westbury, New York 11568

Sabah Hawa

235 Revere Road

East Hills, New York 11577

If to LKQ:

LKQ Corporation
120 North LaSalle Street, Suite 3300
Chicago, Illinois 60602
Attention:  General Counsel
Fax:  (312) 621-1969

Any party may send any notice, request, information or other document to be given hereunder using any other means (including personal delivery, courier, messenger service, facsimile transmission, telex or ordinary mail), but no such notice, request, information or other document shall be deemed duly given unless and until it is actually received by the party for whom it is intended.  Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice.

11.9        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed wholly therein.

11.10                 Venue and Submission to Jurisdiction.

11.10.1  To the maximum extent possible under applicable law and rules of civil procedure, each of the parties agrees that any action brought by the Company or the Owners to enforce their rights under this Agreement or any of the other agreements contemplated hereby shall be brought in the United States District Court for the Northern District of Illinois (Eastern Division) or in the Circuit Court of Cook County, Illinois.

11.10.2  In order to facilitate the ability of the Company and the Owners to enforce their rights under this Agreement and other agreements contemplated hereby in accordance with subsection 11.10.1, each of the parties hereby (i) expressly submits himself or itself, as the case may be, for such purpose only, to the personal jurisdiction of the United States District Court for the Northern District of Illinois (Eastern Division) and the Circuit Court of Cook County, Illinois and (ii) expressly agrees that service of process may be had upon such person pursuant to the rules pertaining to service of process contained in the Illinois Long-Arm Statute, Chap. 735 Paragraph 5/2-209 Ill. Comp. Stat. (1997) and the Rules of the Court pertaining thereto.

11.10.3  To the maximum extent possible under applicable law and rules of civil procedure, each of the parties agrees that any action brought by LKQ to enforce its rights under this Agreement, or any of the other agreements contemplated hereby, shall be brought in the United States District Court for the District of New Jersey or in the Passaic County, New Jersey Superior Court.

11.10.4  In order to facilitate the ability of LKQ to enforce its rights under this Agreement and the other agreements contemplated hereby in accordance with subsection 11.10.3, each of the parties hereby (i) expressly submits himself or itself, as the case may be, for such purpose only, to the personal jurisdiction of the United States District Court for the District of New Jersey or the Passaic County, New Jersey Superior Court and (ii) expressly agrees that the service of process may be had upon such person pursuant to the rules pertaining to service of process contained in the applicable New Jersey Long-Arm Statute.

11.11      Further Assurances.  In the event that at any time after the Closing Date further action is necessary to carry out the purposes of this Agreement, the parties shall take all such necessary action.

11.12      Drafting.  This Agreement is deemed to have been drafted jointly by the parties and any uncertainty or ambiguity shall not be construed for or against any party as a result of the attribution of drafting to any party.

11.13      Gender. Any reference to the male gender herein shall not be interpreted as excluding the female or neuter.

11.14      Attorneys’ Fees and Expenses.  In the event any party brings an action to enforce any rights under this Agreement or the transactions contemplated by this Agreement, the non-prevailing party in such action shall, promptly after the entry of a final and nonappealable court order relating to such action, pay to the prevailing party all costs and expenses (including reasonable attorney fees and expenses) incurred by such prevailing party in such action.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LKQ CORPORATION

By:	/s/ Mark T. Spears
Name:	Mark T. Spears
Title:	SVP & CFO

OWNERS:

/s/ Elias Hawa
Elias Hawa

/s/ Sabah Hawa
Sabah Hawa

/s/ Fouad Pouyafar
Fouad Pouyafar

DISCLOSURE SCHEDULES

Schedule 4.2	Ownership of Capital Stock and Units

Schedule 4.3	Subsidiaries

Schedule 4.4	Financial Statements

Schedule 4.5	Liabilities

Schedule 4.7	Real Estate

Schedule 4.8	Fixed Assets; Liens and Encumbrances

Schedule 4.10	Licenses and Permits

Schedule 4.11	Proprietary Rights

Schedule 4.12	Interest in Customers, Suppliers or Competitors

Schedule 4.13	Certain Documents and Information

Schedule 4.14	Insurance

Schedule 4.15	Litigation

Schedule 4.18	Absence of Certain Acts or Events

Schedule 4.19	Compliance with Laws

Schedule 4.20.5	Environmental Matters

Schedule 4.20.9	Environmental Matters

Schedule 4.21	Labor Relations

Schedule 4.22	Employee Benefit Plans

Schedule 4.23	Warranties

EXHIBITS

Exhibit A	Allocation of Purchase Price

Exhibit 2.1.1	Closing Cash Consideration

Exhibit 2.1.2	Form of Promissory Note

Exhibit 7.1	Form of Opinion of Counsel

Exhibit 7.7	Form of Lease Agreement

Exhibit 8.5(a)	First Contingent Payment Agreement

Exhibit 8.5(b)	Second Contingent Payment Agreement

Exhibit 10.2	Allocation of Purchase Price for Tax Purposes